Inspire MD Ltd.

(2006 Employee Stock Option Plan)

Stock Option Agreement

Section 102 Capital Gain Stock Option

THIS STOCK OPTION AGREEMENT entered into as of August 9th, 2011 between Inspire MD Ltd. (the "Company"), and Eyal Weinstein (the "Optionee").

W I T N E S S E T H:

1.
The Company is a subsidiary of InspireMD Inc., a Delaware corporation listed for trade at the OTCBB. The Company, in accordance with the allotment made by InspireMD Inc's Board of Directors (the "Board of Directors") by resolution on August 5, 2011, and subject to the terms and conditions of the Company’s 2006 Employee Stock Option Plan, a sub-plan to the InspireMD, Inc. 2011 Umbrella Option Plan (collectively, the "Plan"), granted the optionee, effective as of August 8, 2011,  an option (the "Option") to purchase an aggregate of 25,000 shares of Common Sock (the "Option Shares") of InspireMD Inc. at a per-share exercise price denominated in NIS, in an amount equivalent to US$1.95 at the representative rate of exchange last published by the Bank of Israel immediately prior to the date of payment, each such Option Share representing the right to acquire 1 share of the common stock of the Company.

2.
The Company has designated the Option Shares as 'Approved 102 Options' (i.e. Options granted pursuant to Section 102(b) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the "Ordinance") and held in trust by a trustee for the benefit of the Optionee), and has classified them as 'Capital Gain Options' that qualify for tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

3.	The term of the Option shall be ten (10) years from the date hereof, subject to earlier termination as provided in the Plan.

4.	Unless determined otherwise by the Board of Directors, the Option Shares will vest as follows:

8,334 options on the first anniversary of the date of the grant, 8,333 options on the second anniversary of the date of the grant and 8,333 options on the third anniversary of the date of the grant, provided, however, that the Optionee is a member of the board on such vesting dates. If the Optionee is required to resign from the board due to medical reasons, then all the options will become FV and exercisable immediately.

5.
Subject to the provisions of Sections 6 and 7 below, the Option shall be exercised by giving five business days' written notice to InspireMD Inc.at its then principal office, addressed for the attention of the President of InspireMD Inc., in the form prescribed from time to time by the Company (a "Notice of Exercise"), stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefore in cash or by certified check and made in NIS in accordance with the terms of this Agreement.

6.
The Option and any Option Shares allocated or issued upon exercise thereof, including all rights attaching to such shares, and other shares received subsequently following any realization of rights (including bonus shares), will be allocated or issued to a trustee nominated by the Company's Board of Directors (the "Trustee") and approved in accordance with the provisions of Section 102 of the Ordinance, and will be held by the Trustee for the benefit of the Optionee.

7.
The Option and any shares received following exercise of the Option, including all rights attaching to such shares, and other shares received subsequently following any realization of rights (including bonus shares), will be held by the Trustee for a period of, and will not be exercisable by the Optionee prior to the expiration of, at least twenty four (24) months from the Grant Date of the Capital Gain Options.

8.
The Optionee hereby grants the Trustee an irrevocable proxy (a "Voting Proxy") to represent the Optionee at all meetings of the shareholders of InspireMD Inc, and to abstain from voting the Optionee's Option Shares at such meetings.

9.
All rights attaching to any shares received following exercise of the Option, and other shares received subsequently following any realization of rights (including bonus shares), will be subject to the same taxation treatment applicable to such received shares.

10.
The Trustee shall not transfer to Optionee any shares allocated or issued upon exercise of the Option prior to the full payment of the Optionee’s tax liabilities arising from or relating to this option or any shares allocated or issued upon exercise of this option.

11.
The Company may, if required under any applicable law, require that an Optionee deposit with the Company, in cash, at the time of exercise, such amount as the Company deems necessary to satisfy its obligations to withhold taxes or other amounts incurred by reason of the exercise or the transfer of shares thereupon.

12.
Notwithstanding anything herein to the contrary, if at any time the Board of Directors shall determine, in its discretion, that the listing or qualification of the shares of Common Stock subject to the Option on any securities exchange or under any applicable law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an option or the issue of shares hereunder, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

13.
In the event that any person or entity makes an offer to purchase all or substantially all of the issued and outstanding share capital of InspireMD Inc.or all or substantially all of the assets of InspireMD Inc., or to exchange all or substantially all of the shares of InspireMD Inc.for securities of another company, and shareholders holding more than 60% of the issued and outstanding share capital of InspireMD Inc.accept such offer, then the Optionee shall be obligated to sell or exchange, as the case may be, any shares the Optionee acquired under this Agreement, in accordance with the instructions issued by the Board, whose determination shall be final.

14.
Nothing in the Plan or herein shall confer upon the Optionee any right to continue in the employ of the Company, InspireMD Inc. or any corporate entity affiliated with either of them (an "Affiliate"), or interfere in any way with any right of the Company, InspireMD Inc. or any Affiliate to terminate such employment at any time for any reason whatsoever without liability to the Company, InspireMD Inc. or any Affiliate.

15.
The Company and the Optionee (by the Optionee's acceptance of the Option) agree that they will both be subject to and bound by all of the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof.  Any capitalized term not defined herein shall have the meaning ascribed to it in the Plan.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

16.
The Optionee (by the Optionee's acceptance of the Option) represents and agrees that he or she will comply with all applicable laws relating to the Plan and the grant and exercise of the Option and the disposition of the shares acquired upon exercise of the Option.

17.
The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee or the Optionee's legal representatives.

18.
This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company, InspireMD Inc. and to any heir, distributor, executor, administrator or legal representative entitled to the Optionee's rights hereunder.

19.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

20.	The invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of any other provision.

21.
The Optionee (by the Optionee's acceptance of the Option) agrees that the Company may amend the Plan and the options granted to the Optionee under the Plan, subject to the limitations contained in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Inspire MD Ltd.	OPTIONEE

By: ___________________________	Signature: ________________________

Name: Craig Shore	Name: ___________________________

Title: Chief Financial Officer	Israel ID Card No.: __________________